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                                                                    EXHIBIT 10.4




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                              AMENDED AND RESTATED
                         ADMINISTRATIVE AGENCY AGREEMENT


                                      among


                      AerFi Administrative Services Limited

                                AerFi Group plc,
                                  as Guarantor

                                  AerCo Limited

                                AerFi Group plc,
                                   as Servicer

                                       and

                    The Entities Listed on Appendix A Hereto



                            Dated as of July 17, 2000





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                                                                  EXECUTION COPY


                                TABLE OF CONTENTS

                             ----------------------

                                                                            PAGE

                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.01.  Definitions...............................................      1

                                   ARTICLE 2
                      APPOINTMENT; ADMINISTRATIVE SERVICES

SECTION 2.01.  Appointment...............................................      9
SECTION 2.02.  Limitations...............................................      9
SECTION 2.03.  Administrative Services...................................     11
SECTION 2.04.  Accounting and Draft Accounts.............................     19
SECTION 2.05.  Additional Administrative Services........................     21
SECTION 2.06.  Additional Aircraft.......................................     22
SECTION 2.07.  New Subsidiaries..........................................     22
SECTION 2.08.  AerCo Group Responsibility................................     22

                                   ARTICLE 3
                STANDARD OF PERFORMANCE; LIABILITY AND INDEMNITY

SECTION 3.01.  Standard of Performance...................................     23
SECTION 3.02.  Liability and Indemnity...................................     23
SECTION 3.03.  Conflicts of Interest.....................................     24

                                   ARTICLE 4
                       ADMINISTRATIVE AGENT UNDERTAKINGS

SECTION 4.01.  Administrative Agent Undertakings.........................     25

                                   ARTICLE 5
                          UNDERTAKINGS OF AERCO GROUP


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SECTION 5.01.  Cooperation...............................................     28
SECTION 5.02.  Information...............................................     28
SECTION 5.03.  Scope of Services.........................................     28
SECTION 5.04.  Ratification..............................................     29
SECTION 5.05.  Covenants.................................................     29
SECTION 5.06.  Ratification by Subsidiaries..............................     31

                                   ARTICLE 6
                                   APPROVALS

SECTION 6.01.  Approvals.................................................     31

                                   ARTICLE 7
                                 EFFECTIVENESS

SECTION 7.01.  Effectiveness.............................................     31

                                   ARTICLE 8
                ADMINISTRATIVE FEES, EXPENSES AND SUBORDINATION

SECTION 8.01.  Administrative Fees.......................................     32
SECTION 8.02.  Expenses..................................................     33
SECTION 8.03.  Taxes.....................................................     33
SECTION 8.04.  Payment of Expenses.......................................     34
SECTION 8.05.  Subordination of Fees and Expenses........................     34

                                   ARTICLE 9
          TERM, REMOVAL OF OR TERMINATION BY THE ADMINISTRATIVE AGENT

SECTION 9.01.  Term......................................................     34
SECTION 9.02.  Cross-termination.........................................     34
SECTION 9.03.  Right to Terminate........................................     34
SECTION 9.04.  Consequences of Termination...............................     37
SECTION 9.05.  Survival..................................................     37

                                   ARTICLE 10
                           ASSIGNMENT AND DELEGATION


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SECTION 10.01. Assignment and Delegation.................................     38

                                   ARTICLE 11
                                   GUARANTEE

SECTION 11.01. Guarantee.................................................     38
SECTION 11.02. Absolute Obligations......................................     39
SECTION 11.03. Guarantor's Representations...............................     39
SECTION 11.04. Successors and Assigns; Amendments........................     40
SECTION 11.05. Limitations...............................................     40
SECTION 11.06. Payments; Costs of Enforcement............................     41

                                   ARTICLE 12
                                 MISCELLANEOUS

SECTION 12.01. Notices...................................................     41
SECTION 12.02. Governing Law.............................................     42
SECTION 12.03. Jurisdiction..............................................     43
SECTION 12.04. Agent for Service of Process..............................     43
SECTION 12.05. WAIVER OF JURY TRIAL......................................     43
SECTION 12.06. Counterparts; Third Party Beneficiaries...................     43
SECTION 12.07. Entire Agreement..........................................     44
SECTION 12.08. Power of Attorney.........................................     44
SECTION 12.09. Restrictions on Disclosure................................     44
SECTION 12.10. Rights of Setoff..........................................     45
SECTION 12.11. No Partnership............................................     45
SECTION 12.12. Implied Terms Excluded....................................     46
SECTION 12.13. Table of Contents; Headings...............................     46
SECTION 12.14. No Retroactive Application................................     46
SECTION 12.15. Limited Recourse..........................................     46



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                                                                            PAGE
Appendix A     Subsidiaries
Appendix B     Form of Accession Agreement


                                       iv



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         AMENDED AND RESTATED ADMINISTRATIVE AGENCY AGREEMENT dated as of July
17, 2000 (the "AGREEMENT"), among AerFi Administrative Services Limited, a company incorporated under the laws of Ireland and formerly known as GPA Administrative Services Limited (the "ADMINISTRATIVE AGENT"), AerFi Group plc, a company incorporated under the laws of Ireland and formerly known as GPA Group plc (the "GUARANTOR" or "AerFi GROUP"), AerCo Limited, a company incorporated under the laws of Jersey, Channel Islands ("AerCo"), AerFi Group plc, as Servicer (the "SERVICER"), and the entities listed on Appendix A hereto and any other Subsidiary of AerCo which accedes to this Agreement pursuant to an Accession Agreement (together, the "SUBSIDIARIES"). This Agreement amends and restates in its entirety the administrative agency agreement dated as of July 15, 1998 (the "ORIGINAL AGREEMENT"), entered into among certain of the parties hereto.

         For the consideration set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree that the Original Agreement be and the same is hereby amended and restated to read in its entirety as follows:



                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings. Unless otherwise defined herein, all capitalized terms used but not defined herein have the meanings assigned to such terms in the Indenture.

          "ACCESSION AGREEMENT" means an accession agreement substantially in the form of Appendix B hereto.

         "ADDITIONAL FEE" has the meaning assigned to such term in Section 8.01(a) hereof.

         "ADDITIONAL NOTES" has the meaning assigned to such term in the Offering Memorandum.

         "ADMINISTRATIVE AGENT" has the meaning assigned to such term in the preamble hereto.

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         "ADMINISTRATIVE FEE" has the meaning assigned to such term in Section
8.01(a) hereof.

         "ADMINISTRATIVE SERVICES" has the meaning assigned to such term in
Section 2.01(a) hereof.

         "AerCo" has the meaning assigned to such term in the preamble hereto.

         "AerCo GROUP" has the meaning assigned to such term in Section 2.01(a) hereof.

         "AerFi GROUP" has the meaning assigned to such term in the preamble hereto.

         "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. The parties hereto acknowledge that each of AerCo and its Subsidiaries, on the one part, and AerFi Group plc and its subsidiaries, on the other part, are not Affiliates of each other.

         "AFTER-TAX BASIS" means on a basis such that any payment received, deemed to have been received or receivable by any Person shall, if necessary, be supplemented by a further payment to that Person so that the sum of the two payments shall, after deduction of all U.S. Federal, state, local and Irish or other foreign Taxes, penalties, fines, interest, additions to Tax and other charges resulting from the receipt (actual or constructive) or accrual of such payments imposed by or under any U.S. Federal, state, local or Irish or other foreign law or Governmental Authority (after taking into account any current deduction to which such Person shall be entitled with respect to the amount that gave rise to the underlying payment) be equal to the payment received, deemed to have been received or receivable.

         "AGREEMENT" has the meaning assigned to such term in the preamble hereto.

         "AIRCRAFT ASSET" has the meaning assigned to such term in the Servicing Agreement.

         "ANNUAL APPRAISED VALUE" means the average Base Value of an Aircraft at the time acquired by a member of AerCo Group as determined annually by three independent appraisers, which initially shall be Aircraft Information Services, Inc., BK Associates, Inc. and Airclaims Limited, or, thereafter, be such other independent appraisers as may be selected by the Administrative Agent and approved by the Board of Directors of AerCo.

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         "ASSET EXPENSES BUDGET" has the meaning assigned to such term in
Section 7.04(a) of the Servicing Agreement.

         "BOARD OF DIRECTORS" means the board of directors of AerCo.

         "BUSINESS OBJECTIVES" means maximizing the present value of the cash flows derived from the leases relating to the Aircraft over time, subject to the constraints imposed by the Indenture and Servicing Agreement, and seeking to achieve a balanced and diversified portfolio (including, without limitation, with respect to lessees, geography and lease term lengths), in all cases taking into account the then-existing and anticipated market conditions affecting the operating leases of used aircraft and the commercial aviation industry generally.

         "CASH MANAGEMENT AGREEMENT" means the Amended and Restated Cash Management Agreement dated as of July 17, 2000, among the Cash Manager, the Guarantor, AerCo, the Servicer, Bankers Trust Company, solely in its capacity as indenture trustee and security trustee and the entities listed on Appendix A thereto and any other Subsidiary of AerCo which accedes thereto, as amended from time to time.

         "CASH MANAGER" means AerFi Cash Manager II Limited, a limited company organized under the laws of Ireland and formerly known as GPA Cash Manager II Limited.

         "CONCENTRATION THRESHOLDS" has the meaning assigned to such term in
Section 2.02(a) of Schedule 2.02(a) of the Servicing Agreement.

         "CONFLICTS STANDARD" has the meaning assigned to such term in Section 3.02(b) of the Servicing Agreement.

         "CONSOLIDATED QUARTERLY DRAFT ACCOUNTS" has the meaning assigned to such term in Section 2.04(b)(ii) hereof.

         "CONSOLIDATING QUARTERLY DRAFT ACCOUNTS" has the meaning assigned to such term in Section 2.04(b)(iii) hereof.

         "CONTROL" of a Person (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.


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         "DOLLARS" or "$" means the lawful money of the United States of
America.

         "DRAFT ACCOUNTS" has the meaning assigned to such term in Section 2.04(b)(iii) hereof.

         "EU" means the European Union.

         "FEE PERIOD" has the meaning assigned to such term in Section 8.01(a) hereof.

         "FIXED FEE" has the meaning assigned to such term in Section 8.01 hereto.

         "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other governmental agency or instrumentality (or any officer or representative thereof), national, federal, state, local or international, of competent jurisdiction including, without limitation, the EU.

         "GUARANTEED OBLIGATIONS" has the meaning assigned to such term in
Section 11.01(a) hereof.

         "GUARANTEED PARTIES" has the meaning assigned to such term in Section 11.01(a) hereof.

         "GUARANTOR" has the meaning assigned to such term in the preamble hereto.

         "INDENTURE" means the Indenture dated as of July 15, 1998, between AerCo and the Trustee, as amended or supplemented from time to time.

         "INFLATION FACTOR" means with respect to any calendar year the result (expressed as a decimal) of the following calculation:

                           IF = (X-1)  x  0.75

         where:

                  "IF" means the Inflation Factor;

                  "X" means the average of (a) the quotient (expressed as a decimal) of (i) the U.S. CPI published in respect of the most recently ended calendar year (the "New Year") divided by (ii) the U.S. CPI published in respect of the calendar year immediately preceding the New Year and (b) the quotient (expressed as a decimal) of (i) the Irish CPI



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published in respect of the New Year divided by (ii) the Irish CPI published in respect of the immediately preceding calendar year. For the avoidance of doubt, if X is less than 1, the Inflation Factor shall be a negative number.

         "INITIAL PERIODS" has the meaning assigned to such term in Section 7.04(b) of the Servicing Agreement.

         "IRISH CPI" means the Consumer Price Index (all items) published quarterly by the Central Statistics Office of Ireland (current base date November 1989 = 100) or by any other Irish governmental department or other Person to which the publication thereof may have been transferred. If the base date for Irish CPI is at any time revised then Irish CPI shall be calculated for the purposes hereof as so revised.

         "LEDGERS" has the meaning assigned to such term in Section 2.04(b)(i) hereof.

         "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor which is not a Person within AerCo Group under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "LOSSES" means any and all liabilities (including liabilities arising out of the doctrine of strict liability), obligations, losses, damages, penalties, Taxes, actions, suits, judgments, costs, fees, expenses (including reasonable legal fees, expenses and related charges and costs of investigation) and disbursements, of whatsoever kind and nature; provided that the term "Losses" shall not include any indemnified party's management time or overhead expenses.

         "MAINTENANCE RESERVES" means the aggregate of

         (i) any cash amount payable under a Lease and expressed as (a) a maintenance reserve, (b) constituting a fund for application towards the cost of maintenance, overhauls or repairs or (c) supplemental rent payable by reference to the level of utilization of such aircraft or of any engine, part or complement thereof; and

         (ii) any letters of credit, guarantees or other credit support provided either as security for the cost of maintenance, overhauls or repairs, or as security for the general obligations of the Lessee under the Lease, but in an amount calculated by reference to the level of utilization of such aircraft or of any engine, part or complement thereof,



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         in respect of all of the Leases.

         "MATERIAL ADVERSE EFFECT" with respect to any Person means an event, condition, matter, change or effect that impacts or, insofar as reasonably can be foreseen, in the future is likely to impact, in a material adverse manner, the condition (financial or otherwise), properties, assets, liabilities, earnings, capitalization, shareholders' equity, licenses or franchises, businesses, operation or prospects of such Person or the ability of such Person to consummate the transactions contemplated by the Indenture or to perform fully any of its obligations under any of the Related Documents.

         "NOTES OFFERING" has the meaning assigned to such term in Section 8.01 hereof.

         "OFFERING MEMORANDUM" means the Offering Memorandum dated July 12, 2000 with respect to debt securities of AerCo.

         "OPERATING BUDGET" has the meaning assigned to such term in Section 7.04(a)(i) of the Servicing Agreement.

         "ONE YEAR PERIOD" has the meaning assigned to such term in Section 2.04(a) hereof.

         "PERIOD" has the meaning assigned to such term in Section 2.04(a) hereof.

         "QUARTER" means each fiscal quarter of AerCo or any of its Subsidiaries, as applicable.

         "RATINGS" means the ratings assigned to the Notes by the Rating
Agencies.

         "REIMBURSABLE EXPENSES" has the meaning assigned to such term in
Section 8.02(b) of this Agreement.

         "RELATED DOCUMENTS" has the meaning assigned to such term in the Indenture.

         "RELEVANT JURISDICTION" means, in the case of AerCo, Jersey, Channel Islands; and, in the case of a Subsidiary of AerCo, the jurisdiction in which it is incorporated, or if the context requires, tax resident.

         "RENTAL FEE" has the meaning assigned to such term in Section 8.01 of this Agreement.



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         "REPRESENTATIVES" with respect to any Person means the officers, directors, employees, advisors and agents of such Person.

         "SCHEDULE 2.02(A) OF THE SERVICING AGREEMENT" has the meaning assigned to such term in Section 2.03(m) hereof.

         "SECURITY TRUSTEE" means Bankers Trust Company, a New York banking corporation, not in its individual capacity, but solely as security trustee under the Security Trust Agreement dated as of July 15, 1998, among AerCo, the Security Trustee and the other entities specified therein, as amended or supplemented from time to time.

         "SERVICE PROVIDERS" has the meaning assigned to such term in Section 2.02(d) hereof.

         "SERVICER" has the meaning assigned to such term in the preamble hereto.

         "SERVICES" has the meaning assigned to such term in Section 2.02(a) of the Servicing Agreement.

         "SERVICING AGREEMENT" means the Servicing Agreement dated as of July 17, 2000, among the Servicer, AerCo, the Cash Manager, the Administrative Agent and the entities listed on Appendix A thereto and any other Subsidiary of AerCo which accedes thereto, as amended from time to time.

         "SPECIAL BOARD RESOLUTION" has the meaning given to it in the Articles of Association of AerCo; provided that references to a Special Board Resolution shall be construed as references to an ordinary resolution of the Board of Directors any time at which the Servicer and/or its Affiliates do not hold a majority of the Class E Notes.

         "STANDARD OF CARE" has the meaning assigned to such term in Section
3.01 of the Servicing Agreement.

         "STANDARD OF PERFORMANCE" has the meaning assigned to such term in
Section 3.01 hereof.

         "STIPULATED INTEREST RATE" means, for any period, a rate per annum equal to LIBOR in effect during such period plus 2% per annum.

         "SUBSIDIARIES" has the meaning assigned to such term in the preamble hereto.



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

         "THREE YEAR PERIOD" has the meaning assigned to such term in Section 2.04(a) hereof.

         "TRANSACTION COSTS" means all out-of-pocket expenses incident to any Notes Offering (specifically excluding, except to the extent otherwise expressly included herein, any direct or indirect commissions, discounts, fees or other remuneration allowed or paid to any underwriters in connection with any such Notes Offering), including the cost of printing any offering documents (including the Offering Memorandum) and any expenses (including fees and disbursements of counsel) incurred by any underwriters in connection with qualification of the Notes for sale under the laws of such jurisdictions as the underwriters designate and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Notes, for any filing fees of the National Association of Securities Dealers, Inc. relating to the Notes and for expenses incurred in distributing any Prospectuses.

         "TRUSTEE" means Bankers Trust Company, a New York banking corporation, not in its individual capacity, but solely as trustee under the Indenture.

         "U.S. CPI" means with respect to any calendar year or any period during any calendar year the "Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average for All Items" published by the Bureau of Labor Statistics for the United States Department of Labor (1982-1984=100). If the U.S. CPI shall be converted to a different standard reference base or otherwise revised after the date hereof, U.S. CPI shall thereafter be calculated with use of such new or revised statistical measure published by the Bureau of Labor Statistics or, if not so published, as may be published by any other reputable publisher of such price index selected by Servicing Company.

         "U.K. GAAP" has the meaning assigned to such term in Section 2.04(b)(i) hereto.

         "YEAR" means each 12 month fiscal year (or such shorter fiscal period as agreed upon in the future) ended June 30 or as modified in the future.


                                    ARTICLE 2
                      APPOINTMENT; ADMINISTRATIVE SERVICES

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         SECTION 2.01. Appointment. (a) AerCo hereby appoints the Administrative
Agent as the provider of the administrative and related services set forth in Sections 2.03 through 2.07 hereof (the "ADMINISTRATIVE SERVICES") to AerCo and each Subsidiary of AerCo (collectively, "AERCO GROUP") on the terms and subject to the conditions set forth in this Agreement.

         (b) The Administrative Agent hereby accepts such appointment and agrees to perform the Administrative Services on the terms and subject to the conditions set forth in this Agreement.

         (c) The Administrative Services do not include any service or matter which is the responsibility of the Servicer under the Servicing Agreement, the Cash Manager under the Cash Management Agreement, the Company Secretary under the Secretarial Services Agreement or the company secretaries of AerCo Group's Subsidiaries.

          (d) The Administrative Services do not include any service or matter that falls under the categories of "investment business services" or "investment advice" under the Investment Intermediaries Act, 1995 or any other applicable provision of Irish law that would require such services to be performed by an entity that has obtained prior authorization from the Central Bank of Ireland.

         SECTION 2.02. Limitations. (a) The Administrative Agent agrees (with respect to the Administrative Services agreed by it to be carried out hereunder) to comply with the terms of the articles of incorporation, by-laws, trust agreements or similar constituting documents of each Person within AerCo Group and all agreements to which any Person within AerCo Group is a party (including all Related Documents), provided that copies of such documents and agreements have been delivered to the Administrative Agent and, without prejudice to the foregoing, not to enter into, on behalf of any Person within AerCo Group, any commitments, loans or obligations or charge, mortgage, pledge, encumber or otherwise restrict or dispose of the property or assets or expend any funds of any Person within AerCo Group save (i) as expressly permitted by the terms of this Agreement or (ii) upon the express direction of, as applicable, any of the boards of directors of AerCo or any of its Subsidiaries.

          (b) Each Person within AerCo Group hereby appoints AerCo to act as its representative and, having been duly authorized to do so by each of its Subsidiaries, as the representative of each of its Subsidiaries with respect to any matter in respect of which any Person within AerCo Group, or AerCo Group as a whole, is required or permitted to take any action pursuant to the terms of this Agreement. Accordingly, in


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

connection with the performance of the Administrative Services, the Administrative Agent shall in all cases be entitled to rely on the instructions (or other actions) of AerCo as representative of each Person within AerCo Group. The Administrative Agent further agrees to make reasonable efforts so as not to take any action inconsistent with the Servicing Agreement.

          (c) In connection with the performance of the Administrative Services, the Administrative Agent shall (i) have no responsibility for the failure of any other Person (other than any Person acting as a delegate of the Administrative Agent under this Agreement pursuant to Section 10.01 hereof) providing services directly to AerCo Group to perform its obligations to AerCo Group, (ii) in all cases be entitled to rely upon the instructions of AerCo Group or any of its Representatives and upon notices, reports or other communications made by any Person providing services to AerCo Group (other than any Affiliate of the Administrative Agent) and shall not be responsible for the accuracy or completeness of any such notices, reports or other communications except to the extent that the Administrative Agent has actual notice of any matter to the contrary and (iii) not be obligated to act in any manner which is reasonably likely to (A) violate any Applicable Law, (B) lead to an investigation by any Governmental Authority or (C) expose the Administrative Agent to any liabilities for which, in the Administrative Agent's good faith opinion, adequate bond or indemnity has not been provided.

         (d) Subject to the limitations set forth in Section 2.02(a) hereof, in connection with the performance of the Administrative Services, the Administrative Agent is expressly authorized by AerCo and each other Person within AerCo Group (i) to engage in and conclude commercial negotiations with the Persons providing services to AerCo Group, including, without limitation, where the context permits, the Servicer, the Cash Manager, the Reference Agent, the Company Secretary and other Persons performing similar services or advising AerCo Group in each case other than an Affiliate of the Administrative Agent (the "SERVICE PROVIDERS") and with their Representatives, and (ii) after such consultation, if any, as the Administrative Agent deems necessary under the circumstances, to act on such Person's behalf with regard to any and all matters requiring any action on the part of the Administrative Agent under the Servicing Agreement. AerCo Group agrees that it will give the Administrative Agent and the Servicer 60 days' prior written notice of any limitation or modification of the authority set forth in this Section 2.02(d).

          (e) The Administrative Agent may rely on the advice of any law firm, accounting firm, risk management adviser, tax adviser, insurance adviser, aircraft appraiser or other professional adviser appointed by any Person within AerCo Group and any Person appointed in good faith by the Administrative Agent and shall not be liable for any claim by any Person within AerCo Group to the extent that it was acting in good faith upon the advice of any such persons.

          (f) Notwithstanding the appointment of, and the delegation of authority and responsibility to, the Administrative Agent hereunder, AerCo and each other Person within AerCo Group shall continue to have and exercise through its board of directors real and effective central control and management of all matters related to its ongoing business, operations, assets and liabilities, subject to matters that are expressly the responsibility of the Administrative Agent in accordance with the terms of this Agreement, and each of AerCo and each other Person within AerCo Group shall at all times conduct its separate ongoing business in such a manner as the same shall at all times be readily identifiable from the separate business of the Administrative Agent, and none of the Persons within AerCo Group is merely lending its name to decisions taken by others.

         SECTION 2.03. Administrative Services. The Administrative Agent hereby agrees to perform and provide the following services for each Person within AerCo Group and their respective governing bodies:

          (a)   administrative services:

               (i) except in such instances in which such preparation and distribution is required to be done by another party by Applicable Law, preparation and distribution, at such time as shall be agreed with the Administrative Agent, of draft board of directors' or trustees' meeting agendas and any other papers required in connection with such meetings;

              (ii) maintaining, or monitoring the maintenance of, the books, records, registers and associated filings of each Person within AerCo Group, other than those required to be maintained by the Company Secretary;

              (iii) providing any administrative assistance reasonably necessary to assist any Person within AerCo Group in carrying out its obligations, including providing timely notice of decisions to be made, or actions to be taken, under any of the Related Documents; provided, that if such obligations of AerCo Group under any of the Related Documents are only required upon receipt of notice to AerCo Group or the Administrative Agent, then the


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

         Administrative Agent shall provide such administrative assistance only to the extent it has received such notice or is otherwise aware of such obligations (it being understood that the Administrative Agent shall not be deemed to be otherwise aware of such obligations solely because notice has been provided to a Person within AerCo Group or to AerFi Group or any Affiliate of AerFi Group other than the Administrative Agent);

               (iv) providing information and other assistance to enable AerCo Group to: (a) develop its interest rate management policy and developing financial models, cash flow projections and forecasts, by proposing such policies, models, projections and forecasts to the relevant board of directors for approval, and, after such approval, implementing them to the extent required by AerCo Group, and (b) make its aircraft lease, sale and capital investment decisions, to the extent such information and assistance is not contemplated to be provided by the Servicer pursuant to the Servicing Agreement;

               (v) procuring, when the Administrative Agent considers in good faith that it is appropriate or necessary to do so, and coordinating the advice of, legal counsel, accounting, tax and other professional advisers at the expense of the relevant Person within AerCo Group, to assist such Person in carrying out its obligations, and supervising, in accordance with instructions from such Person, such legal counsel and other advisers;

               (vi) as frequently as is necessary for AerCo Group to comply with its obligations under the Related Documents and as required in connection with the acquisition of Additional Aircraft, arranging for the Appraisals to be made and providing the Appraisals to the relevant Service Providers;

               (vii) providing the Cash Manager with information with respect to the Annual Appraised Value of the Aircraft and any changes thereto; and

               (viii) providing assistance to the Servicer with respect to matters for which such assistance is contemplated by the Servicing Agreement or is reasonably necessary in order for the Servicer to perform its duties in accordance with the Servicing Agreement;

         (b) to monitor the performance of the Service Providers (provided that, for the avoidance of doubt, this clause shall not preclude AerCo from being entitled, by

Special Board Resolution, to appoint other Persons to perform such monitoring function) and to report on such performance to the board of directors of AerCo on a quarterly basis, including:

               (i)  with respect to the Servicer:

                         (A) monitoring and reviewing the information and other
                  reports provided by the Servicer pursuant to the Servicing Agreement, including with respect to the status of Lease payments, Lessee receivables, Maintenance Reserves, security deposits, adjustments of rentals and claims against Maintenance Reserves in accordance with Lease terms (to the extent provided to the Administrative Agent);

                         (B) assisting in evaluating the Servicer's performance
                  relative to the Standard of Care and the Conflicts Standard;

                         (C) assisting in establishing standards for evaluating
                  the Servicer's performance relative to the terms of the Servicing Agreement generally, assisting in evaluating such performance against such standards and recommending action with respect thereto;

                         (D) reviewing and providing advice with respect to
                  recommendations made by the Servicer for approval by any Person within AerCo Group;

                         (E) monitoring the compliance of the Servicer with its
                  obligations under the Servicing Agreement; and

                         (F) authorization of payment by the Cash Manager of
                  invoices approved by the Servicer in accordance with Section
                  6.03 of Schedule 2.02(a) of the Servicing Agreement;

              (ii)  with respect to the other Service Providers:

                         (A) to the extent not provided for in the relevant
                  agreement, assisting in establishing standards for performance evaluation and compliance with the terms of such agreement;

                          (B) assisting in evaluating the performance and
                  compliance of each Service Provider against its obligations under the relevant agreement or such standards as are established pursuant to subsection 2.03(b)(ii)(A) above;

                          (C) monitoring and reviewing the information and
                  reports provided by the Cash Manager to the Administrative Agent and the relevant Person within AerCo Group and reviewing and providing advice with respect to such reports; and

                          (D) implementing any other request by Persons within
                  AerCo Group to evaluate the performance of the Service Providers under the relevant agreements with such Persons within AerCo Group, which shall be at the expense of such Persons, to the extent services are required that are materially greater in scope than those being provided pursuant to the express terms of this Agreement;

          (c) to the extent that (i) the following services are not provided by the other Service Providers, and (ii) the relevant information is provided to the Administrative Agent by Persons within AerCo Group or the Service Providers, to act as liaison with the Rating Agencies with respect to the rating impact of any decisions on behalf of AerCo Group, including:

                  (i) advising the Rating Agencies from time to time of any material changes in the Portfolio, coordinating with AerCo Group and the Service Providers and providing the Rating Agencies with such statistical and other information as they may from time to time request and in connection with the acquisition of Additional Aircraft (such information to be provided at AerCo Group's expense to the extent that providing such information requires services that are materially greater in scope than those being provided pursuant to the express terms of this Agreement);

                  (ii) providing the Rating Agencies with the outstanding principal balances of each class or subclass of Notes and loan-to-value ratios (i.e., ratio of debt to Annual Appraised Value of AerCo Group's assets); and

                  (iii) coordinating among AerCo Group, the Servicer and the Appraisers to ensure that the Appraisals are received as required;

          (d) to provide assistance to AerCo Group in procuring lessee consents, novations and other documentation and in taking all other actions necessary in connection with the reissue or amendment of letters of credit under which the current beneficiary is the Guarantor or an Affiliate of the Guarantor such that the new beneficiary becomes a Person within AerCo Group;

          (e) to provide assistance to AerCo Group in connection with (i) the reissue or amendment of letters of credit under which the current beneficiary is the Guarantor or an Affiliate of the Guarantor such that the new beneficiary becomes a Person within AerCo Group, (ii) the re-lease and/or sale of the Aircraft, (iii) the acquisition of Additional Aircraft and issuance of Additional Notes, (iv) the issuance of Refinancing Notes and (v) any other financing transactions relating to AerCo Group after the Closing Date, including:

               (i) coordinating with the Service Providers, legal and other professional advisers to monitor the protection of AerCo Group's interests and rights and coordinating the execution of documentation required at closings;

              (ii) providing qualified personnel to attend and provide administrative support (including the preparation of any certificates required pursuant to the Servicing Agreement) at the closings in connection with sales or re-leases of the Aircraft, if required (it being understood that the Administrative Agent will not be obligated to provide legal counsel or legal or technical services to AerCo Group);

              (iii) coordinating with AerCo Group and the Service Providers and assisting in the management of the closing process so that closings will occur on a timely basis;

              (iv) providing all necessary administrative support to complete any documentation and other related matters (including assistance in completing registration statements, offering memoranda and other offering or disclosure documents in connection with financings or refinancings); and

              (v) appointing counsel and other appropriate professional advisers to represent AerCo Group in connection with any such closings;

          (f) to coordinate with the Cash Manager, including:

              (i) reviewing the impact on AerCo Group's operation and financial condition and on the Notes of any proposal for the re-lease or sale of an Aircraft or the acquisition of Additional Aircraft;

              (ii) establishing any sales objectives in connection with expected cash flow needs;

              (iii) analyzing the effect of the budgets developed pursuant to
         Section 2.04(a) below on the expected cash flows of AerCo Group with respect to the payment of the Notes; and

              (iv) providing written notice to the Cash Manager identifying in reasonable detail Expenses, Lease obligations or other liabilities of Persons within AerCo Group for which interim withdrawals may be made pursuant to Sections 3.04 and 3.05 of the Indenture;

          (g) with respect to the implementation, following Board of Directors approval, of AerCo Group's interest rate management strategy (including hedging strategy), (i) to obtain information and reports from, and, where it or the Board of Directors deems such opinions appropriate, the opinion of, third party advisers for the purpose of making decisions as to hedging strategy and swap counterparties and to advise the Board of Directors of such opinions; (ii) to provide assistance with respect to any closings on behalf of AerCo Group in connection with any such hedging activities; (iii) to calculate the amount of any broken funding costs under any swap agreements; (iv) at least every three months following the Closing Date, to assist Persons within AerCo Group in seeking to enter into additional swap agreements or to sell at market value or unwind part or all of any initial or future swap agreements entered into by such Persons, in order to rebalance the fixed and floating mix of interest obligations and the fixed and floating mix of Rental Payments and (v) from time to time following the Closing Date, to assist Persons within AerCo Group to sell at market value or unwind part or all of any initial or future options on interest rate swaps purchased by such Persons;

          (h) based on information produced or provided to it, to prepare, file and/or distribute, with the assistance of outside counsel and auditors, if appropriate, all reports to be prepared, filed and/or distributed by AerCo Group or its governing bodies, subject to Board of Directors' approval in the case of reports on Form 20-F and 6-K under the Exchange Act, including:

               (i) filings AerCo Group is required to make in various jurisdictions and preparing such filings or monitoring counsel and advisers in connection with the preparation and filing of such materials;

               (ii) compliance by AerCo Group with the periodic reporting requirements of the Exchange Act, in particular, working with necessary professional advisers to AerCo Group and the Service Providers, as appropriate, to prepare on behalf of AerCo Group and to arrange for the filing and distribution of an annual report on Form 20-F in respect of AerCo Group and any required reports on Form 6-K in respect of AerCo Group;

               (iii) reports required or recommended to be distributed to investors (including press releases), and managing investor relations on behalf of AerCo Group, and preparing or arranging for the preparation and distribution of such reports at AerCo Group's expense; and

               (iv) reports required to be filed with any Governmental Authorities, and preparing on behalf of AerCo Group or arranging for the preparation of and arranging for the filing of any reports required to be filed with any other entity in order for AerCo Group not to be in violation of Applicable Law or any applicable covenants;

          (i) with respect to amendments,

               (i) to report on the substance of any proposed amendments to any Related Documents other than the Leases;

               (ii) to the extent requested by AerCo Group or by the parties to Related Documents and subject to approval by the appropriate board of directors, to coordinate with AerCo Group's legal counsel, the other parties thereto and their counsel the preparation and execution of any amendments to the Related Documents (other than amendments relating to the Aircraft or the Leases), and to provide assistance in the implementation of such amendments; and

               (iii) to the extent reasonably requested by the Servicer, to coordinate and provide assistance on behalf of AerCo Group with the Servicer and seek to obtain appropriate approvals to take any action which may be required to amend the terms of the Leases;

          (j) to the extent reasonably requested by the Servicer, to coordinate and provide assistance on behalf of AerCo Group with the Servicer and outside counsel in a Lessee default or repossession situation;

          (k) to authorize payment of certain bills and expenses (i) payable to legal and professional advisers authorized to be engaged or consulted pursuant to this Agreement or (ii) approved by the board of directors of AerCo or any of its Subsidiaries, and remit approved invoices to the Cash Manager for payment processing;

          (l) to provide to the Servicer periodically (but not more than once each week) a statement of AerCo Group's interest rate hedging policies;

          (m) providing assistance to AerCo with respect to matters for which action by AerCo is required under the Servicing Agreement and the Indenture, including such assistance that may be necessary for AerCo to:

               (i) comply with Sections 6.06, 7.04 and 7.05 of the Servicing Agreement;

               (ii) provide such instructions to the Servicer as the Servicer may be entitled to receive under the Servicing Agreement, in interpreting the Indenture, the Concentration Thresholds and Annex 2 to Schedule 2.02(a) of the Servicing Agreement ("SCHEDULE 2.02(A) OF THE SERVICING AGREEMENT");

               (iii) direct the Servicer to amend the minimum hull and liability insurance coverage amounts set forth in Annex 1 to Schedule 2.02(a) of the Servicing Agreement;

               (iv) direct the Servicer that settlement offers received by the Servicer with respect to claims for damage or loss in excess of $2,000,000 with respect to an Aircraft Asset are acceptable;

               (v) request periodic reports from the Servicer regarding insurance matters;

               (vi) grant approvals when such approvals are required by
         Section 7.05(a) hereof and Schedule 2.02(a) of the Servicing Agreement;

               (vii) provide the Servicer with such information as the Servicer may reasonably request in connection with the Concentration Thresholds;

               (viii) recommend to the Servicer fixed rates of interest to be considered by the Servicer in connection with negotiation by the Servicer of proposed leases and advise the Servicer whether AerCo intends to enter into any swap agreements with respect to such proposed leases and as to the additional costs associated with such swap agreements;

               (ix) take the action contemplated by Section 3.02(d) of
         Schedule 2.02(a) of the Servicing Agreement;

               (x) direct the Servicer to arrange for the sale of an Aircraft Asset and certify to the Servicer that such sale complies with the terms of the Indenture;

               (xi) direct the Servicer to arrange for the acquisition of Additional Aircraft;

               (xii) direct the Servicer to cooperate with any additional refinancings, note offerings, corporate restructurings and any additional issuances of debt securities to fund such acquisitions;

               (xiii) make any discretionary decisions, judgments or assumptions necessary in connection with the preparation of any projections, and provide the Servicer with any written policies and guidelines that the Servicer shall require in connection with such preparation; and

               (xiv) request valuations of Aircraft Assets in accordance with
         Section 5.01 of Schedule 2.02(a) of the Servicing Agreement;

         it is expressly acknowledged that the Administrative Agent has no authority to issue any instructions, directions, requests, approvals, recommendations or decisions and that its function in respect of such matters is to provide information, advice and assistance to AerCo, which shall be entitled to take independent advice if so determined by Special Board Resolution;

          (n) to inform the Board of Directors of AerCo as soon as is reasonably practicable if the Administrative Agent believes that (i) net revenues generated by the Leases will be insufficient to satisfy the payment obligations of AerCo Group and (ii) an Event of Default will result from such insufficiency, and to advise the Board of Directors as to any appropriate action to be taken (subject to the provisions of the Related Documents) with respect to such insufficiency and to cause the actions directed by the Board of Directors to be implemented so as to avoid an Event of Default, if it is possible to do so; and

          (o) to advise the Board of Directors of AerCo as to the appropriate levels of the Liquidity Reserve Amount.

         SECTION 2.04. Accounting and Draft Accounts. (a) Budgeting Process. The Administrative Agent shall, in accordance with the procedures, policies and guidelines described below and on the basis of information generated by the Administrative Agent and information provided by the Service Providers and AerCo Group:

               (i) in respect of the Initial Periods, each one Year period (a "ONE YEAR PERIOD") and each three Year Period (a "THREE YEAR PERIOD" and, together with a One Year Period, and an Initial Period, each a "PERIOD") during the term of the Servicing Agreement, and on behalf of AerCo Group, prepare and deliver to the Servicer, not later than 60 days immediately preceding the commencement of each Year (other than with respect to the fiscal year commencing July 1, 1998), a proposed Operating Budget and Asset Expenses Budget for such Period together with reasonably detailed information regarding the assumptions underlying such proposed Operating Budget and Asset Expenses Budget, such proposed Operating Budget and Asset Expenses Budget to be based, in part, on the information provided by the Servicer pursuant to
         Section 7.04(f) of the Servicing Agreement;

               (ii) on behalf of AerCo Group, review and discuss with the Servicer the proposed Operating Budget and the Asset Expenses Budget prepared pursuant to Section 7.04 of the Servicing Agreement;

               (iii) submit the revised proposed Operating Budget and Asset Expenses Budget for each Period, no later than 30 days immediately preceding the commencement of each Year, to AerCo for its consideration and approval (other than with respect to the fiscal year commencing July 1, 1998); and

               (iv) in the event that the proposed Operating Budget and Asset Expenses Budget are not approved, review and revise, in consultation with the Servicer, the Operating Budget and Asset Expenses Budget to the extent possible to address the concerns of AerCo, it being understood that final approval of the Operating Budget and Asset Expenses Budget is the responsibility of AerCo.

          (b) Management Accounts and Financial Statements. The Administrative Agent shall, in accordance with the procedures, policies and guidelines described below and on the basis of information generated by the Administrative Agent and information provided by the Service Providers and AerCo Group:

               (i) establish an accounting system and maintain the accounting ledgers of and for each Person within AerCo Group and their Subsidiaries in accordance with accounting principles generally accepted in the United Kingdom, ("U.K. GAAP"), unless otherwise required by Applicable Law and specified by the relevant board of directors of Persons within AerCo Group (collectively, the "LEDGERS");

               (ii) prepare and deliver (within 40 days after the end of the relevant Quarter or, if the end of such Quarter coincides with the end of a Year, within 75 days after the end of such Year), with respect to AerCo Group, on a consolidated basis, a draft balance sheet and draft statement of changes in shareholders' equity or residual trust interest as of the end of each Quarter and Year, as applicable, and draft statements of income and cash flows for each Quarter and Year, as applicable (the "CONSOLIDATED QUARTERLY DRAFT ACCOUNTS");

               (iii) to the extent required by Applicable Law, prepare and deliver (within 40 days after the end of the relevant Quarter or, if the end of such Quarter coincides with the end of a Year, within 90 days after the end of such Year), with respect to AerCo Group and such Persons within AerCo Group as specified by the relevant board of directors of Persons within AerCo Group in a written schedule provided To the Administrative Agent (which schedule may be updated by such board of directors to the Administrative Agent delivered at least
         30 days prior to the commencement of the relevant Quarter), on a consolidating company-by-company basis, a draft balance sheet and statement of changes in shareholders' equity or residual trust interest as of the end of each Quarter and Year, as applicable, with respect to such Person and draft statements of income and cash flows for such Quarter and Year, as applicable (the "CONSOLIDATING QUARTERLY DRAFT ACCOUNTS" and, together with the Consolidated Quarterly Draft Accounts the "DRAFT ACCOUNTS"). The Board of Directors of AerCo shall specify the applicable legal requirements mandating the preparation of such Consolidating Quarterly Draft Accounts in the written schedule provided to the Administrative Agent pursuant to this Section;

               (iv) arrange for, coordinate with and assist AerCo Group's auditors in preparing annual audits;

               (v) prepare or arrange for the preparation of and arrange for the filing of AerCo Group's tax returns in conjunction with AerCo Group's tax advisers after submission to the Board of Directors to the extent required by the Board of Directors or Applicable Law; and

               (vi) compare the expected cash flows of AerCo Group, as provided by the Cash Manager, and the budgets to actual results.

         (c) The Administrative Agent shall be entitled to request instructions from the Board of Directors of AerCo as to general guidelines or principles to be followed in preparing Draft Accounts and as to amending or supplementing any such guidelines or principles. The entry in the Ledgers of any item in accordance with the specific instructions of AerCo Group shall always be permitted, and the Administrative Agent shall make such entries upon instruction.

         SECTION 2.05. Additional Administrative Services. The Administrative Agent will provide additional Administrative Services, including (a) providing assistance in arranging one or more refinancings of all or a portion of the Notes, and (b) undertaking efforts to avoid any adverse change in the tax status of any Person within AerCo Group. In addition, subject to Section 8.01(b) hereof, upon a request by AerCo Group, the Administrative Agent will take such other actions as may be appropriate to facilitate AerCo Group's business operations and assist the relevant boards of directors or trustees in carrying out their obligations; provided, however, that the Administrative Agent will not be obligated or permitted to take any action that might reasonably be expected to result in the business of AerCo Group ceasing to be separate and readily identifiable from, and independent of, the Administrative Agent, the Guarantor and any of their Affiliates.

         SECTION 2.06. Additional Aircraft. In the event that AerCo Group shall acquire any Additional Aircraft and notwithstanding that AerCo Group may retain different service providers for such Additional Aircraft, the Administrative Agent hereby agrees to provide the same Administrative Services with respect to all such Additional Aircraft.

         SECTION 2.07. New Subsidiaries. The Administrative Agent shall be responsible for coordinating with outside legal counsel, auditors, tax advisers and other professional advisers with respect to all corporate and administrative matters relating to the formation, operation, corporate affairs and related matters with respect to all Subsidiaries which are or may become members of AerCo Group, including identifying such outside advisers, a potential company secretary and candidates for director to the extent necessary, and shall be permitted to incur expenses in respect of such Subsidiaries without AerCo Group's consent up to such aggregate amount as shall be authorized from time to time. To the extent that the Administrative Agent shall deem it necessary or desirable in order for AerCo Group to carry on its business, the Administrative Agent shall have the authority to assist in the formation of new Subsidiaries of AerCo Group and to appoint any director or company secretary to any such Subsidiary without the consent of AerCo Group. The Administrative Agent and its personnel may act as company secretary for any Subsidiary.

         SECTION 2.08. AerCo Group Responsibility. (a) The obligations of the Administrative Agent hereunder are limited to those matters that are expressly the responsibility of the Administrative Agent in accordance with the terms of this Agreement. Notwithstanding the appointment of the Administrative Agent to perform the Administrative Services, AerCo Group shall remain responsible for all matters and decisions related to its business, operations, assets and liabilities.

         (b) Without derogating from the authority and responsibility of the Administrative Agent with respect to the performance of certain of the Administrative Services as set forth in this Agreement, it is hereby expressly agreed and acknowledged that the Administrative Agent is not authorized or empowered to make or enter into any agreement, contract or other legally binding arrangement, in respect of or relating to the business or affairs of AerCo Group, or pledge the credit of, incur any indebtedness on behalf of or expend any funds of any Person within AerCo Group other than as expressly permitted in accordance with the terms of this Agreement, all such authority and power being reserved to the appropriate Persons within AerCo Group.

                                    ARTICLE 3
                STANDARD OF PERFORMANCE; LIABILITY AND INDEMNITY

         SECTION 3.01. Standard of Performance. The Administrative Agent will devote the same amount of time and attention to and will be required to exercise the same level of skill, care and diligence in the performance of the Administrative Services as it would if it were administering such services on its own behalf (the "STANDARD OF PERFORMANCE").

         SECTION 3.02. Liability and Indemnity. (a) The Administrative Agent shall not be liable for any Losses or Taxes to or of or payable by AerCo Group at any time from any cause whatsoever or any Losses or Taxes directly or indirectly arising out of or in connection with or related to the performance by the Administrative Agent of this Agreement unless such Losses or Taxes are the result of the Administrative Agent's own wilful misconduct or gross negligence or that of any of its directors, officers, agents or employees, as the case may be.

          (b) Notwithstanding anything to the contrary set forth in any other agreement to which any Person within AerCo Group is a party, AerCo and each other Person within AerCo Group do hereby assume liability for and do hereby agree to indemnify and hold harmless on an After-Tax Basis the Administrative Agent, its directors, officers, employees and agents and each of them from any and all Losses or Taxes that may be imposed on, incurred by or asserted against any of them arising out of, in connection with or related to the Administrative Agent's performance under this Agreement (including any Losses or Taxes incurred by the Administrative Agent as a result of indemnifying any Person to whom it shall have delegated its obligations hereunder in accordance with Section 10.01 hereof, but only to the extent the Administrative Agent would have been indemnified had it performed such obligations), except as a result of the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents. This indemnity shall not apply to:

               (i) Taxes imposed on net income by the revenue authorities of Ireland in respect of any payment by AerCo Group to the Administrative Agent due to the performance of the Administrative Services; and

               (ii) Taxes imposed on net income of the Administrative Agent by any Government Authority other than Irish Authorities to the extent such Taxes would not have been imposed in the absence of any connection of the Administrative Agent with such jurisdiction imposing such Taxes other than any connection that results from the performance by the Administrative Agent of its obligations under this Agreement.

         This indemnity shall expressly inure to the benefit of any director, officer, agent or employee of the Administrative Agent now existing or in the future and to the benefit of any successor of the Administrative Agent and shall survive the expiration of this Agreement.

          (c) The Administrative Agent agrees to indemnify and hold harmless on an After-Tax Basis each Person within AerCo Group, its directors or trustees and its agents for any Losses whatsoever which they or any of them may incur or be subject to in consequence of the performance of the Administrative Services or any breach of the terms of this Agreement by the Administrative Agent, but only to the extent such Losses arise due to the gross negligence, wilful misconduct or fraud of the Administrative Agent or any of its directors, officers or employees, as the case may be; provided, however, that this indemnity shall not apply and the Administrative Agent shall have no liability in respect of Losses to the extent that they arise from (i) the wilful misconduct, recklessness or gross negligence of any Person within AerCo Group, its directors, trustees or agents, (ii) any breach by the Administrative Agent of its obligations under this Agreement to the extent such breach is a result of a Service Provider's failure to perform its obligations to AerCo Group or a failure by AerCo Group to comply with its obligations under this Agreement, (iii) any action that AerCo Group requires the Administrative Agent to take pursuant to a direction but only to the extent that the Administrative Agent takes such action in accordance with such direction and in accordance with the provisions hereof or (iv) a refusal by AerCo Group to take action upon a recommendation made in good faith by the Administrative Agent in accordance with the terms hereof.

         SECTION 3.03. Conflicts of Interest. (i) Each of AerCo and the Subsidiaries acknowledges and agrees that (a) in addition to providing the Administrative Services under this Agreement, the Administrative Agent may provide similar services for itself and for other third parties; (b) an Affiliate of the Administrative Agent has been appointed to act as Cash Manager and another Affiliate of the Administrative Agent has been appointed to act as Servicer; (c) in the course of conducting such activities, the Administrative Agent will from time to time have conflicts of interest in performing its duties on behalf of AerCo Group, itself and any other entities in respect of which it provides such similar services; and (d) AerCo Group has approved the transactions contemplated by this Agreement and desires that such transactions be consummated and in giving such approval has expressly recognized that such conflicts of interest may arise and that when such conflicts of interest arise, the Administrative Agent shall promptly report the same to AerCo Group and shall act in a manner that (i) treats AerCo Group equally with such other entities, (ii) does not violate the Standard of Performance set forth in
Section 3.01 hereof or any of the covenants of the Administrative Agent set forth in Article 4 hereof and (iii) would not be reasonably likely to have a Material Adverse Effect on AerCo Group.

          (ii) The Directors of AerCo, by a Special Board Resolution, shall be entitled to seek independent advice and to appoint an independent representative in connection with the provision of the administrative and related services by the Administrative Agent hereunder, including in connection with any conflict of interest or any potential conflict of interest.



                                    ARTICLE 4
                        ADMINISTRATIVE AGENT UNDERTAKINGS

         SECTION 4.01. Administrative Agent Undertakings. The Administrative Agent hereby covenants with AerCo Group that it will conduct its business such that it is a separate and readily identifiable business from, and independent of, AerCo Group and further covenants as follows (it being understood that these covenants shall not prevent any Person within AerCo Group from publishing financial statements that are consolidated with those of AerFi Group, if to do so is required by Applicable Law or accounting principles from time to time in effect, and that the Affiliates of the Administrative Agent and certain Persons within AerCo Group may file a consolidated tax return for United States federal, state and local income tax purposes):

         (a) if the Administrative Agent receives any money whatsoever, which money belongs to AerCo Group or is to be paid to AerCo Group or into any account pursuant to any Related Document or otherwise, it will hold such money in trust for AerCo Group, and shall keep such money separate from all other money belonging to the Administrative Agent and shall as promptly as practicable thereafter pay the same into the relevant account in accordance with the terms thereof without exercising any right of setoff;

          (b) it will comply with any proper directions, orders and instructions which AerCo Group may from time to time give to it in accordance with the provisions of this Agreement;

          (c) it will not knowingly fail to comply with any legal requirements in the performance of the Administrative Services;

          (d) unless to do so would be in accordance with the Indenture, it will not take any steps for the purpose of procuring the appointment of any administrative receiver or the making of an administrative order or for instituting any bankruptcy, reorganization, arrangement, insolvency, winding up, liquidation, composition or any like proceedings under the laws of any jurisdiction in respect of any Person within AerCo Group or in respect of any of their liabilities, including, without limitation, as a result of any claim or interest of the Administrative Agent or any of its Affiliates;

          (e) it will promptly take or arrange (through the appointment of counsel or accountants, as appropriate, and by coordinating with the Company Secretary) for the taking of all steps as may be reasonable to ensure that the Company Secretary prepares and files the application of AerCo to renew its annual exemption from Jersey taxation, including coordinating and arranging for the filing of all necessary papers with the appropriate Jersey fiscal and other authorities;

          (f) it will cooperate with AerCo Group and its agents and directors, including by providing such information as may reasonably be requested, to permit AerCo Group or its authorized agents to monitor the Administrative Agent's compliance with its obligations under this Agreement;

          (g) during the term of this Agreement, it will observe all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of each Person within AerCo Group;

          (h) during the term of this Agreement, it will maintain its assets and liabilities separate and distinct from each Person within AerCo;

          (i) during the term of this Agreement, it will maintain records, books, accounts and minutes separate from those of each Person within AerCo Group;

          (j) during the term of this Agreement, it will pay its obligations in the ordinary course of its business as a legal entity separate from each Person within AerCo Group;

          (k) during the term of this Agreement, it will keep its funds separate and distinct from the funds of each Person within AerCo Group, and it will receive, deposit, withdraw and disburse such funds separately from the funds of such Person;

          (l) during the term of this Agreement, it will conduct its business in its own name, and not in the name of any Person within AerCo Group;

          (m) during the term of this Agreement, it will not pay or become liable for any debt of any Person within AerCo Group, other than to make payments in the form of indemnity as required by the express terms of this Agreement;

          (n) during the term of this Agreement, it will not hold out that it is a division of any Person within AerCo Group, or that any such Person is a division of it;

          (o) during the term of this Agreement, it will not induce any third party to rely on the creditworthiness of any Person within AerCo Group in order that such third party will be induced to contract with it;

          (p) during the term of this Agreement, it will not enter into any agreements between it and any Person within AerCo Group that are more favorable to either party than agreements that the parties would have been able to enter into at such time on an arm's-length basis with a non-affiliated third party, other than any agreements in effect on the date hereof (it being understood that the parties hereto do not intend by this covenant to ratify any self-dealing transactions);

          (q) during the term of this Agreement, it will devote at least one of its employees to working full time on behalf of AerCo Group; and

          (r) during the term of this Agreement, it will (i) forward promptly to the Servicer a copy of any material communication received from any Person in relation to any Lease or Aircraft; (ii) grant such access to the Servicer to its books of account, documents and other records and to its employees as may be reasonably necessary for the Servicer to perform its obligations in respect of any Lease or Aircraft under the Servicing Agreement, provided, however, that the Servicer shall not have access to the minutes of the Administrative Agent's board of directors meetings and other confidential business information; and (iii) execute and deliver such documents and do such acts and things as the Servicer may reasonably request in order to effect the purposes of the Servicing Agreement.


                                    ARTICLE 5
                           UNDERTAKINGS OF AERCO GROUP

         SECTION 5.01. Cooperation. AerCo and the other Persons within AerCo Group, shall use commercially reasonable efforts to cause any Service Provider to, at all times cooperate with the Administrative Agent to enable the Administrative Agent to provide the Administrative Services, including providing the Administrative Agent with all powers of attorney as may be reasonably necessary or appropriate for the Administrative Agent to perform the Administrative Services in accordance with this Agreement.

         SECTION 5.02. Information. AerCo or its agents will provide the Administrative Agent with the following information in respect of itself and all other Persons within AerCo Group:

          (a) copies of all Related Documents, including the articles of incorporation, by-laws, trust agreements (or equivalent documents) of each such Person, and copies of all books and records maintained on behalf of such Persons;

          (b) details of all bank accounts and bank mandates maintained by any Person within AerCo Group;

          (c) names of and contact information with respect to the board of directors, board of trustees, company secretaries and registered offices of any Person within AerCo Group;

          (d) such other information as is necessary to the Administrative Agent's performance of the Administrative Services; and

          (e) a copy of any information provided to AerCo Group pursuant to the Servicing Agreement;

         provided, that such information as is referred to in this Section 5.02 (with the exception of paragraph (e)) shall be provided to the Administrative Agent upon execution of this Agreement and, in respect of any amendment or changes to the information provided to the Administrative Agent upon execution of this Agreement, promptly following the effectiveness of such amendments or changes.

         SECTION 5.03. Scope of Services. (a) In the event that any Person within AerCo Group shall enter into any agreement, amendment or other modification of any Leases or shall take any other action that has the effect of increasing in any material respect the scope, nature or level of the Administrative Services to be provided under this Agreement without the Administrative Agent's express prior written consent, AerCo Group shall so notify the Administrative Agent and the Administrative Agent shall not be obligated to perform the affected Administrative Service to the extent of such increase unless and until the Administrative Agent and AerCo Group shall agree on the terms of such increased Administrative Service (it being understood that (i) the Administrative Agent shall have no liability to any Person within AerCo Group directly or indirectly arising out of, in connection with or related to the Administrative Agent's failure to perform such increased Administrative Service prior to any such agreement and (ii) AerCo Group shall not be permitted to engage another Person to perform the affected Administrative Service without the prior written consent of the Administrative Agent unless the Administrative Agent has indicated it is unable or unwilling to act in respect of the affected Administrative Service).

          (b) In the event that AerCo Group shall acquire Additional Aircraft, AerCo Group shall so notify the Administrative Agent and the Administrative Agent shall be obligated to provide the Administrative Services with respect to such Additional Aircraft in accordance with Section 2.06 hereof.

         SECTION 5.04. Ratification. AerCo and the other AerCo Group Members hereby ratify and confirm and agree to ratify and confirm (and shall furnish written evidence thereof upon request of the Administrative Agent) any act or omission by the Administrative Agent in accordance with this Agreement in the exercise of any of the powers or authorities conferred upon the Administrative Agent under the terms of this Agreement, it being expressly understood and agreed that none of the foregoing shall have any obligation to ratify and confirm, and expressly does not ratify and confirm, any act or omission of the Administrative Agent in violation of this Agreement, the Standard of Performance or for which the Administrative Agent is obligated to indemnify any AerCo Group Member or any Subsidiary under Article 3 hereof.

         SECTION 5.05. Covenants. Each of AerCo and the other Persons within AerCo Group covenants with the Administrative Agent that it will conduct its business such that it is a separate and readily identifiable business from, and independent of, the Administrative Agent, the Guarantor and any of its Affiliates (it being understood that these covenants shall not prevent any Person within AerCo Group from publishing financial statements that are consolidated with those of AerFi Group, if to do so is required by Applicable Law or accounting principles from time to time in effect);

          (a) during the term of this Agreement, it will observe, and will cause its Subsidiaries to observe, all corporate formalities necessary to remain legal entities separate and distinct from, and independent of, the Administrative Agent, the Guarantor and any of its Subsidiaries;

          (b) during the term of this Agreement, it will maintain, and will cause its Subsidiaries to maintain, each of their respective assets and liabilities separate and distinct from those of the Administrative Agent;

          (c) during the term of this Agreement, it will maintain, and will cause its Subsidiaries to maintain, records, books, accounts, and minutes separate from those of the Administrative Agent;

          (d) during the term of this Agreement, it will pay, and will cause its respective Subsidiaries to pay, each of their respective obligations in the ordinary course of business as legal entities separate from the Administrative Agent;

          (e) during the term of this Agreement, it will keep, and will cause its Subsidiaries to keep, each of their respective funds separate and distinct from any funds of the Administrative Agent, and will receive, deposit, withdraw and disburse such funds separately from any funds of the Administrative Agent;

          (f) during the term of this Agreement, it will conduct, and will cause its respective Subsidiaries to conduct, each of their respective businesses in their own name, and not in the name of the Administrative Agent;

          (g) during the term of this Agreement, it will not agree, and will cause its Subsidiaries not to agree, to pay or become liable for any debt of the Administrative Agent, other than to make payments in the form of indemnity as required by the express terms of this Agreement;

          (h) during the term of this Agreement, it will not hold out, and will cause its Subsidiaries not to hold out, that any of them is a division of the Administrative Agent, or that the Administrative Agent is a division of any of them;

          (i) during the term of this Agreement, it will not induce, and will cause its Subsidiaries not to induce, any third party to rely on the creditworthiness of the Administrative Agent in order that such third party will be induced to contract with it;

          (j) during the term of this Agreement, it will not enter into, and will cause its Subsidiaries not to enter into, any transaction between any of them and the Administrative Agent that are more favorable to either party than transactions that the parties would have been able to enter into at such time on an arm's-length basis with a non-affiliated third party, other than any agreements in effect on the date hereof (it being understood that the parties hereto do not intend by this covenant to ratify any self-dealing transactions); and

          (k) during the term of this Agreement, it will observe, and it will cause its Subsidiaries to observe, all material corporate or other procedures required under Applicable Law and under each of their respective constitutive documents.

         SECTION 5.06. Ratification by Subsidiaries. AerCo hereby undertakes to procure that, if so requested by the Administrative Agent, any subsidiary of AerCo formed or acquired after the date hereof, shall execute an agreement with the Administrative Agent adopting and confirming, as regards such Subsidiary, the terms of this Agreement, and agreeing to ratify anything done by the Administrative Agent in connection herewith.



                                    ARTICLE 6

                                    APPROVALS

         SECTION 6.01. Approvals. The Administrative Agent recognizes that certain instructions hereunder and under the other Related Documents to be given by AerCo Group may also require the approval of an AerCo Group Subsidiary. In such circumstances, the Administrative Agent will seek approval from the relevant AerCo Group Subsidiary and shall report on such approval to AerCo Group; provided, however, that nothing herein shall in any way diminish any authority which may be granted to AerCo to act as representative of each Person within the AerCo Group.



                                    ARTICLE 7

                                  EFFECTIVENESS

         SECTION 7.01. Effectiveness. The effectiveness of this Agreement and all obligations of the parties hereunder with respect to each Aircraft Asset shall be conditional upon:

               (i) the occurrence of the Delivery Date of such Aircraft Asset;

               (ii) with respect to AerCo, the Servicer, the Administrative Agent, the Guarantor and the entities listed on Appendix A to this Agreement, the execution hereof by those parties; and

               (iii) with respect to any entity which executes and delivers an Accession Agreement, the execution thereof in acknowledgment and agreement by AerCo, the Servicer, the Administrative Agent and the Guarantor. The original parties hereto and each entity which becomes a party hereto by executing and delivering such an Accession Agreement agree that such Accession Agreement shall be effective without the need for each other party hereto to execute such Accession Agreement in acknowledgment and agreement.

                                    ARTICLE 8

                 ADMINISTRATIVE FEES, EXPENSES AND SUBORDINATION

         SECTION 8.01. Administrative Fees. (a) In consideration of the Administrative Agent's performance of the Administrative Services, AerCo Group agrees to pay to the Administrative Agent the following fees: (i) a fee (an "ADMINISTRATIVE FEE") of 2.0% of the rental payments made by the Lessees under the Leases received in respect of each Fee Period from AerCo in respect of its services to AerCo (the "RENTAL FEE") subject to an annual minimum of $200,000 (the "FIXED FEE"); and

         (ii) a fee for participation in and cooperation with refinancings and other public or private securities offerings ("NOTES OFFERINGS") of 0.025% of the Net Proceeds of any such offering (the "ADDITIONAL FEE"). "NET PROCEEDS" means the cash proceeds received by any person selling Notes (other than underwriters) within AerCo Group or any other person in connection with any Notes Offering, less Transaction Costs incurred by any person within AerCo Group or any such other person in connection with any such Notes Offering (other than the fees payable pursuant to this Section 8.01).

         The Administrative Fee shall be payable in arrears for each period commencing on the Closing Date (or, thereafter, the most recent Calculation
Date) and ending on the next succeeding Calculation Date during the term of this Agreement (each such period, a "FEE PERIOD"), such payment to be made no later than the Payment Date immediately following the end of each such Fee Period.

          (b) The above fees have been calculated on the basis of estimated time and resources having regard to the expectations of AerCo Group and the Administrative Agent concerning the services required from the Administrative Agent. To the extent the performance of the Administrative Services requires an investment of time, resources or services that is materially greater or less than anticipated, the Administrative Agent and AerCo Group shall negotiate in good faith to arrive at an adjustment to the Administrative Fees that appropriately reflects the work performed by the Administrative Agent.

          (c) The Fixed Fee shall be automatically adjusted as of each March 31 during the term of this Agreement commencing March 31, 1999, for inflation by multiplying such fees in effect on such March 31 by the sum of 1.00 plus (if positive) or minus (if negative) the Inflation Factor with respect to the immediately preceding calendar year.

         SECTION 8.02. Expenses. (a) The Administrative Agent shall be responsible for all telephone, facsimile and communications costs and expenses directly relating to or associated with the Administrative Agent's performance of its duties as set forth in this Agreement up to an annual amount of $200,000.

          (b) Subject to the provisions of Section 8.02(a) and Section 8.05 hereof, AerCo Group shall be responsible for the following expenses incurred by the Administrative Agent in the performance of its obligations ("REIMBURSABLE EXPENSES"):

               (i) reasonable out of pocket expenses, including travel, accommodation and subsistence and approved expenditures in respect of insurance coverage for the Administrative Agent;

               (ii) annual telephone, fax and communication costs and expenses necessarily and directly incurred in connection with the performance of the Administrative Services in excess of $200,000;

               (iii) expenses expressly authorized by (i) the board of directors of any Person within AerCo Group or (ii) any Person to whom such authority has been delegated, other than the Administrative Agent or its Affiliates; and

               (iv) expenses expressly authorized pursuant to other provisions of this Agreement.

         SECTION 8.03. Taxes. The fees specified in Section 8.01 hereof are net of any value added tax required to be accounted for by the Administrative Agent. Where the Administrative Agent is required to account for value added tax in respect of any amounts payable by or on behalf of AerCo Group to the Administrative Agent, AerCo Group shall cause to be paid to the Administrative Agent such additional amounts as are necessary to discharge such value added tax upon production of a valid value added tax invoice. AerCo Group and the Administrative Agent shall cooperate in good faith to file an application for relief from value added taxes on VAT Form 60A as soon as practicable after the date of this Agreement.

         SECTION 8.04. Payment of Expenses. No later than each Calculation Date, the Administrative Agent shall deliver a notice to the Cash Manager and AerCo Group, setting forth the amounts of expenses paid by the Administrative Agent pursuant to Section 8.02 hereof through and including such Calculation Date (it being understood that if there are no such expenses the Administrative Agent will be under no obligation to provide such notice). Subject to Section 8.05 hereof, on the next Payment Date following such Calculation Date, AerCo Group agrees to pay to the Administrative Agent all such amounts.

         SECTION 8.05. Subordination of Fees and Expenses. The Administrative Agent agrees that the fees payable to it under Section 8.01 hereof and the Reimbursable Expenses shall be paid to it in accordance with the Indenture, and that all such fees and Reimbursable Expenses shall be subordinated in right of payment to all other payments set forth in the Indenture as ranking higher in priority of payment thereto.

                                    ARTICLE 9

           TERM, REMOVAL OF OR TERMINATION BY THE ADMINISTRATIVE AGENT

         SECTION 9.01. Term. This Agreement shall have a term commencing on the Closing Date and expiring on the date of payment in full of all amounts outstanding to be paid on the Notes (including the Class D Notes and the Class E Notes) and any other securities issued by AerCo relating to Additional Aircraft owned by AerCo Group.

         SECTION 9.02. Cross-termination. This Agreement shall terminate in the event of a termination of either the Servicing Agreement or the Cash Management Agreement.

         SECTION 9.03. Right to Terminate. (a) At any time during the term of this Agreement, AerCo Group by a Special Board Resolution shall be entitled to terminate this Agreement on 120 days' written notice if:

               (i) the Administrative Agent shall materially breach any of its obligations under this Agreement and, after written notice from AerCo the Administrative Agent has failed to cure such breach within 30 days; or

               (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect of the Administrative Agent, or of a substantial part of the property or assets of the Administrative Agent, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or foreign bankruptcy, insolvency, receivership or similar law, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or the Administrative Agent, shall go into liquidation, suffer a receiver or mortgagee to take possession of all or substantially all of its assets or have an examiner appointed over it or if a petition or proceeding is presented for any of the foregoing and not discharged within 60 days; or

               (iii) the Administrative Agent shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or foreign bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest the filing of, any petition described in clause (ii) above, (C) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (D) make a general assignment for the benefit of its creditors.

          (b) At any time during the term of this Agreement the Administrative Agent shall be entitled to terminate this Agreement on 60 days' written notice if:

               (i) any AerCo Group entity shall fail to pay in full when due
         (A) any Administrative Fee within 30 days or any Reimbursable Expenses in an aggregate amount in excess of $750,000 within 30 days, in either case, after the effectiveness of written notice from the Administrative Agent of such failure or (B) any other amount payable to the Administrative Agent hereunder, within 60 days after written notice from the Administrative Agent of such failure;

               (ii) any Person within AerCo Group shall fail to perform or observe or shall violate in any material respect any material term, covenant, condition or agreement to be performed or observed by it in respect of this Agreement for 30 days after AerCo Group shall have received notice of such failure (other than with respect to payment obligations referred to in clause (b)(i) of this Section 9.03);

               (iii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking relief in respect of AerCo or any other Person within AerCo Group, or of a substantial part of the property or assets of any of AerCo or any other Person within AerCo Group under Title 11 of the United States Code, as now constituted or hereafter amended, or any other U.S. Federal or state or foreign bankruptcy, insolvency, receivership or similar law, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or AerCo or any other Person within AerCo Group shall go into liquidation, suffer a receiver or mortgagee to take possession of all or substantially all of its assets or have an examiner appointed over it or if a petition or proceeding is presented for any of the foregoing and not discharged within 60 days; or

               (iv) AerCo or any other Person within AerCo Group shall
         (A) voluntarily commence any proceeding or file any petition seeking relief under any U.S. Federal or state or foreign bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest the filing of, any petition described in clause 9.03(b)(iii) above, (C) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (D) make a general assignment for the benefit of its creditors.

          (c) Notwithstanding anything to the contrary in this Article 9, no termination of this Agreement pursuant to Section 9.02 hereof, no termination of this Agreement by AerCo Group pursuant to Section 9.03(a) hereof and no termination of this Agreement by the Administrative Agent pursuant to Section 9.03(b) hereof shall become effective prior to the date of appointment by AerCo Group of a successor Administrative Agent and the acceptance of such appointment by such successor Administrative Agent; provided, however, that in the event that a successor Administrative Agent shall not have been appointed within 90 days after the date upon which this Agreement would otherwise have terminated, the Administrative Agent may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent. Upon action by either party pursuant to the provisions of this Section 9.03(c), the Administrative Agent shall be entitled to the payment of any compensation owed to it hereunder and to the reimbursement of all Reimbursable Expenses incurred in connection with all services rendered by it hereunder, as provided in Article 8 hereof, and for so long as the Administrative Agent is continuing to perform any of the Administrative Services for any Person within AerCo Group, the Administrative Agent shall be entitled to continue to be paid all amounts due to it hereunder, net of any amounts that shall have been finally adjudicated by a court of competent jurisdiction to be owed by the Administrative Agent to AerCo Group or not to be due to the Administrative Agent, until a successor Administrative Agent shall have been appointed and shall have accepted such appointment in accordance with the provisions of Section 9.04(c) hereof.

          (d) The parties hereto agree not to amend this Agreement to reduce the scope of the Administrative Services to be provided by the Administrative Agent hereunder unless a third party reasonably acceptable to the parties hereto and to the Servicer becomes a party to this Agreement and agrees to provide such Administrative Services in the place of the Administrative Agent.

         SECTION 9.04. Consequences of Termination. (a) Notices. (i) Following the termination of this Agreement pursuant to Section 9.02 hereof or by AerCo Group or by the Administrative Agent pursuant to Section 9.03 hereof, the Administrative Agent will promptly forward to AerCo Group any notices received by it during the year immediately after termination.

              (ii) AerCo Group will notify promptly any relevant third party, including each Rating Agency, the Trustee, and the Servicer, of the termination of this Agreement by AerCo Group or by the Administrative Agent and will request that any such notices and accounting reports and communications thereafter be made or given directly to the entity engaged to serve as Administrative Agent, and to AerCo Group.

          (b) Accrued Rights. A termination of this Agreement by AerCo Group or by the Administrative Agent hereunder shall not affect the respective rights and liabilities of any party accrued prior to such termination in respect of any prior breaches hereof or otherwise.

          (c) Replacement. If this Agreement is terminated under Section 9.02 hereof or by the Administrative Agent or AerCo Group under Section 9.03 hereof, the Administrative Agent will cooperate with any person appointed to perform the Administrative Services, including providing such person with all information and documents reasonably requested.

         SECTION 9.05. Survival. Notwithstanding any termination or the expiration of this Agreement, the obligations of AerCo Group and the Administrative Agent under Section 3.02 hereof shall survive such termination or expiration, as the case may be.


                                   ARTICLE 10

                            ASSIGNMENT AND DELEGATION

         SECTION 10.01. Assignment and Delegation. (a) No party to this Agreement shall assign or delegate or otherwise subcontract this Agreement or all or any part of its rights or obligations hereunder to any Person without the prior written consent of the other parties, such consent not to be unreasonably withheld.

          (b) Without limiting the foregoing, any Person who shall become a successor by assignment or otherwise of any party hereto shall be required as a condition to the effectiveness of any such assignment or other arrangement to become a party to this Agreement.

                                   ARTICLE 11

                                    GUARANTEE

         SECTION 11.01. Guarantee. (a) The Guarantor absolutely, irrevocably and unconditionally guarantees for the benefit of AerCo Group and the Servicer (the "GUARANTEED PARTIES"), as primary obligor and not merely as a surety, the following (which are collectively referred to as the "GUARANTEED OBLIGATIONS"): the full and punctual payment by the Administrative Agent when due of any and all amounts that are or may become due and payable by the Administrative Agent to the Guaranteed Parties under the Administrative Agency Agreement and the timely performance of all other obligations owed by the Administrative Agent to the Guaranteed Parties hereunder. The Guarantor hereby further agrees that if the Administrative Agent shall fail to pay or perform any Guaranteed Obligation when the same shall become due and payable or is required to be performed, the Guarantor will pay or perform, as the case may be, such Guaranteed Obligation promptly upon receipt of notice stating that such Guaranteed Obligation was not paid when due or performed when required, as the case may be. To the extent that the Guarantor performs under this Guarantee, the rights of the Guarantor will be subrogated to the rights of the Administrative Agent under the Administrative Agency Agreement. The obligations of the Guarantor under this Guarantee are expressly subject to any defenses that the Administrative Agent may have against the Guaranteed Parties under the terms of the Administrative Agency Agreement, including any and all claims, defenses, rights and set-offs available to the Administrative Agent, except any thereof arising out of, based on or otherwise described in clause (i) or (ii) of Section 11.02(b) hereof. The performance obligation of the Guarantor under this Guarantee will be deemed satisfied when and to the extent that the Administrative Agent performs its obligations under the Administrative Agency Agreement. The foregoing guarantee of the Guarantor is given solely to the Guaranteed Parties and, except as expressly permitted by
Section 11.05 hereof, the Guarantor undertakes no liability or responsibility hereby to any Person other than the Guaranteed Parties.

          (b) The Guarantor hereby waives (i) notice of acceptance hereof and
(ii) presentment to, demand of payment from or protest to the Administrative Agent of any of the Guaranteed Obligations. This Guarantee shall be a continuing guarantee of payment and performance and not of collection only, and shall remain operative and in full force and effect until the earlier of such time as
(i) the Guaranteed Obligations shall have been paid and performed in full, (ii) the Administrative Agency Agreement shall have been terminated in accordance with its terms or (iii) the Administrative Agency Agreement shall have been assigned pursuant to its terms by the Administrative Agent to a third party which is not affiliated with the Guarantor; provided, however, that the obligations of the Guarantor under this Guarantee shall not terminate with respect to those provisions that expressly survive the termination of the Administrative Agency Agreement, as set forth in Section 9.05 hereof, until the obligations of the Administrative Agent hereunder shall have been performed in full.

          (c) If any Guaranteed Obligation paid by any Person is at any time repaid by the recipient thereof in compliance with any court order pertaining to any bankruptcy or insolvency proceedings relating to the Administrative Agent, the amount so repaid shall not be deemed to have been paid and shall be deemed to be outstanding, and the obligation of the Guarantor hereunder to pay such Guaranteed Obligation shall remain in full force and effect.

         SECTION 11.02. Absolute Obligations. The obligations of the Guarantor hereunder shall be absolute and unconditional and shall not be affected by any circumstances other than (a) any claims, defenses, rights and set-offs available to the Administrative Agent under the Administrative Agency Agreement or otherwise (except those set forth in clauses (i) and (ii) of Section 11.02(b)) and (b) performance by the Administrative Agent of its obligations under the Administrative Agency Agreement, including (i) any lack of genuineness, authorization, validity, legality or enforceability of the bankruptcy, reorganization or similar proceeding by or against the Administrative Agent or any other Person or the appointment of a receiver or examiner with respect thereto or (ii) any amendment, waiver or other modification of the Administrative Agency Agreement that shall have been entered into with the consent of the Administrative Agent.

         SECTION 11.03. Guarantor's Representations. The Guarantor represents and warrants as of the date hereof to the Guaranteed Parties that:

          (a) the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Ireland, and has full power, authority and legal right to execute and deliver, and to perform its obligations under, this Guarantee;

          (b) the Guarantor has taken all necessary corporate and legal action to authorize the guarantee hereunder on the terms and conditions of this Guarantee and to authorize its execution, delivery and performance;

          (c) this Guarantee has been duly executed and delivered by a duly authorized officer or representative of the Guarantor, and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms;

          (d) the execution, delivery and performance of this Guarantee will not constitute a default under or violate any provision of any law or regulation, or any judgment or order of any court, arbitrator or governmental authority, in each case applicable to the Guarantor, or the certificate of incorporation or by-laws of the Guarantor, or any agreement to which the Guarantor is a party; and

          (e) no consent of any other Person, and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, bureau or agency is required in connection with the execution delivery, performance, validity or enforceability with respect to the Guarantor of this Guarantee.

         SECTION 11.04. Successors and Assigns; Amendments. (a) This Guarantee shall be binding upon and inure to the benefit of the Guarantor and the Guaranteed Parties and their respective permitted successors and assigns. The Guarantor may not assign its rights or obligations under this Guarantee to any Person. The Guaranteed Parties may assign their rights under this Guarantee only to such person as it shall assign its rights under this Agreement and only on the terms set forth in Section 10.01 hereof.

          (b) This Guarantee may not be amended in any material respect without first obtaining the written permission of the Guaranteed Parties and the Guarantor.

         SECTION 11.05. Limitations. Except as expressly provided in Section
11.06 hereof and without limiting the provisions of Section 11.02 hereof, the Guarantor shall have no greater obligations or liabilities under this Guarantee than does the

Administrative Agent under this Agreement. Without limiting the foregoing, the Guarantor shall be entitled to the benefits of Section 3.02 of this Agreement and the Guarantor, so long as it shall have any obligation under this Guarantee, shall be entitled to the benefit of all indemnities to which the Administrative Agent is entitled under this Agreement as if the Guarantor were named as a party thereto and shall be bound by the provisions thereof to the same extent.

         SECTION 11.06. Payments; Costs of Enforcement. (a) All payments to be made by the Guarantor hereunder shall be made in United States Dollars and in such funds and in such manner as the Administrative Agent is required to make such payments under this Agreement, and all such payments shall be free and clear of and without deduction or withholding for or on account of any and all Taxes.

          (b) The Guarantor agrees to reimburse the Guaranteed Parties for any reasonable cost or expense (including the reasonable fees and disbursements of counsel for the Guaranteed Parties) which may be reasonably incurred by or behalf of the Guaranteed Parties in connection with the failure of the Guarantor to perform any of its obligations hereunder and any enforcement proceedings resulting therefrom.

                                   ARTICLE 12

                                  MISCELLANEOUS

         SECTION 12.01. Notices. Subject to paragraph (d) below, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by such agreement to be given to any Person shall be in writing, and any such notice shall become effective five Business Days after being deposited in the mail, certified or registered, return receipt requested, with appropriate postage prepaid for first class mail, or if delivered by hand or courier service or in the form of a facsimile, when received (and, in the case of a facsimile, receipt of such facsimile is confirmed to the sender), and shall be directed to the address or facsimile number of such Person set forth below (with a copy to the Administrative Agent):

         If to the Administrative Agent, to:

         AerFi Administrative Services Limited
         c/o AerFi Group plc
         Aviation House
         Shannon

         Co. Clare, Ireland
         Attention:        Company Secretary
         Telephone:        353-61-360000
         Facsimile:        353-61-360113

         If to the Guarantor, to:

         AerFi Group plc
         Aviation House
         Shannon
         Co. Clare, Ireland
         Attention:        Company Secretary
         Telephone:        353-61-360000
         Facsimile:        353-61-360220

         If to AerCo or its Subsidiaries, to:

         AerCo Limited
         22 Grenville Street
         St. Helier
         Jersey JE4 8PX, Channel Islands
         Attention:        Mourant & Co. Secretaries Limited,
                           Company Secretary
         Telephone:        44-1534-609-000
         Facsimile:        44-1534-609-333

         If to the Servicer, to:

         AerFi Group plc
         Aviation House
         Shannon
         Co. Clare, Ireland
         Attention:        Company Secretary
         Telephone:        353-61-360000
         Facsimile:        353-61-360113

         If a notice or communication is mailed in the manner provided above within the time prescribed, it is conclusively presumed to have been duly given, whether or not the addressee receives it.

         From time to time any party to such agreement may designate a new address or number for purposes of notice thereunder by notice to each of the other parties thereto.

         SECTION 12.02. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

         SECTION 12.03. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 or 12.04 hereof shall be deemed effective service of process on such party.

         SECTION 12.04. Agent for Service of Process. Each of AerCo and its Subsidiaries hereby appoint Corporation Service Company, 80 State Street, 6th Floor, Albany, N.Y., 12207, U.S.A. as its nonexclusive agent for service of process in the United States in connection with this Agreement. The parties may use any legally available means of service of process. Each of AerCo and its Subsidiaries will promptly notify the other persons listed in Section 12.01 hereof of any change in the address of the respective agents; provided, however, that each of AerCo and its Subsidiaries will at all times maintain an agent located within New York State for service of process in connection with this Agreement, the identity of any successor agent to be reasonably satisfactory to the Administrative Agent.

         SECTION 12.05. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL

BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 12.06. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto where upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         SECTION 12.07. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         SECTION 12.08. Power of Attorney. Each of AerCo and the Subsidiaries shall appoint the Administrative Agent and its successors, and its permitted designees and assigns, as their true and lawful attorney-in-fact. All services to be performed and actions to be taken by the Administrative Agent pursuant to this Agreement shall be performed to and on behalf of each of AerCo and the Subsidiaries. The Administrative Agent shall be entitled to seek and obtain from each of AerCo and the Subsidiaries a power of attorney in respect of the execution of any specific action as the Administrative Agent deems appropriate.

         SECTION 12.09. Restrictions on Disclosure. The Administrative Agent agrees that it shall not, prior to the termination or expiration of this Agreement or within the three years after such termination or expiration, disclose to any Person any confidential or proprietary information, whether of a technical, financial, commercial or other nature, received directly or indirectly from AerCo Group regarding AerCo Group or its business or the Aircraft, except as authorized in writing by AerCo Group or otherwise permitted by this Agreement, and except:

          (a) to Representatives of the Administrative Agent and any of its Affiliates in furtherance of the purposes of this Agreement, provided that any such Representatives shall have agreed to be bound by the restrictions on disclosure set forth in this Section 12.09;

          (b) to the extent (i) required by Applicable Law or by judicial or administrative process, including pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent or an affiliate thereof is a party, or (ii) reasonably necessary in order to enable the Administrative Agent to perform the Administrative Agent Services, but in the case of clause (i) above, in the event of proposed disclosure, the Administrative Agent shall seek the assistance of AerCo Group to protect information in which AerCo Group has an interest to the maximum extent achievable;

         (c) to the extent such information is required to be included in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated by the Indenture approved in advance by AerCo;

          (d)   to the extent that the information:

               (i) was generally available in the public domain;

               (ii) was lawfully obtained from a source under no obligation of confidentiality, directly or indirectly, to any Person within AerCo Group;

               (iii) was disclosed to the general public with the approval of any Person within AerCo Group; or

               (iv) was developed independently by the Administrative Agent or any Affiliates of the Administrative Agent; and

          (e) to the extent the Administrative Agent reasonably deems necessary to protect and enforce its rights and remedies under this Agreement; provided, however, that in such an event the Administrative Agent shall act in a manner reasonably designed to prevent disclosure of such confidential information; and provided further, that prior to disclosure of such information the Administrative Agent shall inform AerCo of such disclosure.

         SECTION 12.10. Rights of Setoff. To the extent permitted by Applicable Law, the Administrative Agent hereby waives any right it may have under Applicable Law to exercise any rights of setoff it has under Applicable Law with respect to any assets it holds owned by, or money or monies it owns to, any Person within AerCo Group pursuant to and in accordance with the terms and conditions of this Agreement; provided, however, that this Section 12.10 shall not affect any rights of setoff or other rights that the Administrative Agent has or may have under the express terms and conditions of this Agreement.

         SECTION 12.11. No Partnership. (a) It is expressly recognized and acknowledged that this Agreement is not intended to create a partnership, joint venture or other similar arrangement between any AerCo Group member or members on the one part and the Administrative Agent on the other part. It is also expressly understood that any actions taken on behalf of any AerCo Group member by the Administrative Agent shall be taken as agent for AerCo Group, either naming the relevant AerCo Group entity, or naming the Administrative Agent as agent for an undisclosed principal. No AerCo Group member shall hold itself out as a partner of the Administrative Agent, and the Administrative Agent will not hold itself out as a partner of any AerCo Group member.

          (b) The Administrative Agent shall not have any fiduciary duty or other implied obligations or duties to any AerCo Group member, any Lessee or any other Person arising out of this Agreement.

         SECTION 12.12. Implied Terms Excluded. For the avoidance of doubt, the provisions of Section 39 of the Sale of Goods and Supply of Services Act, 1980 of Ireland are hereby expressly excluded.

         SECTION 12.13. Table of Contents; Headings. The table of contents and headings of the various articles, sections and other subdivisions of this Agreement are for convenience and reference only and shall not modify, define or limit any of the terms or provisions of this Agreement.

         SECTION 12.14. No Retroactive Application. This Agreement amends and restates the Original Agreement with no intention of retroactive application. The Original Agreement has been restated for the convenience of the parties and such amendment and restatement is not intended to waive or modify the obligations of any party which accrued or were to have been performed on or prior to the effective date hereof or to deprive any party of its rights and remedies in respect thereof.

         SECTION 12.15. Limited Recourse. (a) In the event that the assets of AerCo are insufficient, after payment of all other claims, if any, ranking in priority to the claims of the Administrative Agent hereunder, to pay in full such claims of the Administrative Agent, then the Administrative Agent shall have no further claim against AerCo in respect of any such unpaid amounts.

          (b) No recourse under any obligation, covenant or agreement of any party contained in this Agreement shall be had against any shareholder, officer or director of the relevant party as such, by the enforcement of any assessment or by any proceeding, by virtue of any statue or otherwise; it being expressly agreed and understood that this Agreement is a corporate obligation of the relevant party and no personal liability shall attach to or be incurred by the shareholders, officers, agents or directors of the relevant party as such, or any of them under or by reason of any of the obligations, covenants or agreements of such relevant party contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such party of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, agent or director is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.

          (c) The Administrative Agent hereby agrees that it shall not, until the expiry of one year and one day after the payment of all sums outstanding and owing under the latest maturing Note then rated, take any corporate action or other steps or legal proceedings for the winding-up, dissolution or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of AerCo or of any or all of AerCo's revenues and assets.

         IN WITNESS WHEREOF, this Agreement has been duly executed on the date first written above.


                                    AERFI ADMINISTRATIVE SERVICES LIMITED,
                                    as Administrative Agent


                                    By: ___________________________________
                                        Name:
                                        Title:


                                    AERFI GROUP PLC,
                                    as Guarantor


                                    By: ___________________________________
                                        Name:
                                        Title:


                                    AERCO LIMITED


                                    By: ___________________________________
                                        Name:
                                        Title:


                                    AERFI GROUP PLC,
                                    as Servicer


                                    By: ___________________________________
                                        Name:

                                       Title:

                                       AERCO IRELAND LIMITED


                                       By: ___________________________________
                                           Name:
                                           Title:


                                       AERCO IRELAND II LIMITED


                                       By: ___________________________________
                                           Name:
                                           Title:


                                       AERFI BELGIUM N.V.


                                       By: ___________________________________
                                           Name:
                                           Title:


                                       AERCOUSA INC.


                                       By: ___________________________________
                                           Name:
                                           Title:


                                       AIRCRAFT LEASE PORTFOLIO
                                       SECURITIZATION 94-1 LIMITED

                                       By: ___________________________________
                                           Name:
                                           Title:

                                       ALPS 94-1 (BELGIUM) N.V.


                                       By: ___________________________________
                                           Name:
                                           Title:


                                       PERGOLA LIMITED


                                       By: ___________________________________
                                           Name:
                                           Title:

                                   APPENDIX A

                                  SUBSIDIARIES


AerCo Ireland Limited
AerCo Ireland II Limited
AerCoUSA Inc.
AerFi Belgium N.V.
Aircraft Lease Portfolio Securitization 94-1 Limited
ALPS 94-1 (Belgium) N.V.
Pergola Limited

                                   APPENDIX B

                           FORM OF ACCESSION AGREEMENT


                                            [DATE]


         We refer to the Amended and Restated Administrative Agency Agreement dated as of July 17, 2000, among AerFi Administrative Services Limited, AerFi Group plc, as Guarantor, AerCo Limited, AerFi Group plc, as Servicer, the entities listed on Appendix A thereto and all other Subsidiaries which have heretofore signed an Accession Agreement in substantially the form of this Accession Agreement (the "ADMINISTRATIVE AGENCY AGREEMENT").

         We agree, as of the date of this Accession Agreement, to be considered a party to the Administrative Agency Agreement for all purposes, as if an original signatory to the Administrative Agency Agreement, and to be bound by the terms of the Administrative Agency Agreement.

         This Accession Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, this Accession Agreement has been duly executed on the date first written above.


                                            [                        ]


                                            By:__________________________
                                               Name:
                                               Title:

ACCEPTED AND ACKNOWLEDGED:

AERFI ADMINISTRATIVE SERVICES LIMITED,
as Administrative Agent


By: __________________________
    Name:
    Title:


AERFI GROUP PLC,
as Guarantor

By: __________________________
    Name:
    Title:


AERCO LIMITED


By: __________________________
    Name:
    Title:


AERFI GROUP PLC,
as Servicer


By: __________________________
    Name:
    Title:




                                       B-2